Exhibit 4.30

UNION PLAZA NO. 2003008

RENEWAL AGREEMENT

Party A: Beijing Fu Yu Da Real Estate Development Co., Ltd.

Party B: Beijing Ninetowns Ports Software and Technology Co., Ltd.

1.	Party B continues to lease Unit 1703, 17/F, Union Plaza with a total usage area of 521 square meters.

2.	Party B shall lease from April 1, 2006 to September 30, 2006.

3.

Party B shall lease at a monthly rent of RMB182.16 (including property management fee) per square meter (usage area), total amount of rent per month being RMB94905.00. Under this agreement, Party B shall pay to Party A an amount of RMB 569430.00 being the rent and management fee (for half a year).

4.	This renewal agreement consists of two identical copies, and each party keeps one copy.

5.	The other provisions relating to this lease and the rights and obligations of Party A and Party B shall be governed by the 2003008 lease agreement entered into by the two parties hereto.

Party A	:	Beijing Fu Yu Da Real Estate Development Co., Ltd.	Party B	:	Beijing Ninetowns Ports Software and Technology Co., Ltd.

Legal Representative:		[Seal]	Legal Representative:		[Seal]

Handling Person: /s/ Li Hu Zhu			Handling Person: /s/ Cheng Li

Date: March 8, 2006			Date: March 6, 2006